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                                                                     Exhibit 4.3

                           AGREEMENT TO AMEND WARRANT

     This Agreement is dated as of July 17, 2006, by and between Knoll Capital Management, L.P. ("Knoll") and Alfacell Corporation (the "Company").

     The undersigned hereby agree as follows:

     1. In connection with the Securities Purchase Agreement (the "Purchase Agreement") dated as of the date hereof by and among the Company and the purchasers of securities (the "Purchasers") that are a party thereto (including affiliates of Knoll), the Company and Knoll have agreed to amend the terms of a warrant to purchase 592,500 shares of the Company's common stock held by Knoll Capital Fund II and a warrant to purchase 592,500 shares of the Company's common stock held by Europa International, Inc. (collectively, the "Original Warrants").

     2. Each of the Original Warrants shall be amended to reflect the following:

          - The exercise price per share of Company common stock will be reduced to $2.88 per share.

          - The Warrant will not be exercisable until six months from the Closing Date (as defined in the Purchase Agreement).

          Otherwise, the terms of the Original Warrants shall remain the same.

     3. On the Closing Date, The Company will issue new warrants to each of Knoll Capital Fund II and Europa International, Inc. to reflect the amended terms (collectively, the "Amended Warrants"). Knoll shall return the Original Warrants to the Company as soon as practicable and upon receipt, they will be cancelled and destroyed. In the event Knoll does not return the Original Warrants to the Company, they shall be deemed cancelled; and, provided further, that whether or not the Original Warrants are returned, the books and records of the Company shall be updated to reflect the cancellation of the Original Warrants and the issuance of the Amended Warrants.

     4. Knoll acknowledges that the terms of the Purchase Agreement and this Agreement will be disclosed on a Form 8-K to be filed by the Company (the "8-K"). Knoll consents to the disclosure of such terms, including the identification of Knoll as a Purchaser in the 8-K.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        KNOLL CAPITAL MANAGEMENT, L.P.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Its:
                                             -----------------------------------


AGREED AND ACCEPTED:

ALFACELL CORPORATION


By: /s/ Kuslima Shogen
    ---------------------------------
Name: Kuslima Shogen
Its: Chief Executive Officer


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